Exhibit 10.6

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: November 30, 2007

$750,000

SENIOR SECURED NOTE
DUE MAY 30, 2011

THIS NOTE is one of a series of duly authorized and issued Senior Secured Notes of Associated Third Party Administrators, a California corporation, having a principal place of business at 1640 South Loop Road, Alameda, CA 94502 (including UPBS, the “Company”), designated as its Senior Secured Note, due May 30, 2011 (the “Note(s)”).

FOR VALUE RECEIVED, the Company promises to pay to CAMHZN Master LDC or its registered assigns (the “Holder”), the principal sum of $750,000 on May 30, 2011 or such earlier date as the Notes are required or permitted to be repaid as provided hereunder (the “Maturity Date”), and to pay interest to the Holder on the aggregate then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note: (a) capitalized terms not otherwise defined herein have the meanings given to such terms in the Purchase Agreement, and (b) the following terms shall have the following meanings:

“Acquisition” means the acquisition of the Company by UBPS pursuant to the Acquisition Agreement.

“Additional Notes” means additional Notes with the terms hereof given to the Holder in lieu of cash interest pursuant to Section 2(a) hereof.

“Alternate Consideration” shall have the meaning set forth in Section 5(e)(iii).

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Capital Expenditure” means, with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control Transaction” means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) other than a group including Richard Stierwalt of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 40% of the voting securities of the Company, or (ii) a replacement at one time or within a three year period of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (iii) Richard Stierwalt shall no longer be employed by the Company as Chief Executive Officer on a full time basis, or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i) or (ii).

“Common Stock” means the common stock, par value $.00001 per share, of UBPS and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (i) without duplication, the sum of the following amounts of such Person, and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period: (A) Consolidated Net Interest Expense, (B) income tax expense, (C) depreciation expense, (D) amortization expense, (E) all rental expense determined on a consolidated basis in accordance with GAAP, less cash rents due under Operating Lease Obligations, minus (ii) the aggregate amount of cash lease payments paid or payable during such period in respect of the Capitalized Leases and all non-cash charges and adjustments required by GAAP (e.g. stock compensation expense and fair value adjustments) and minus a one time bonus paid to employees of the Company in connection with the Acquisition (and paid out of the seller’s consideration therefrom) in an amount not to exceed $200,000 in the aggregate ( the “One Time Bonus”).

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary or non recurring gains or losses or gains or losses from Dispositions, (b) restructuring charges, (c) any tax refunds, net operating losses or other net tax benefits and (d) effects of discontinued operations.

“Consolidated Interest Expense” means, with respect to any Person, for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (excluding the interest component of any Capitalized Lease Obligations), less interest income determined on a consolidated basis and in accordance with GAAP.

“Consolidated Total Indebtedness” means, with respect to any Person at any date, all indebtedness on the balance sheet of such Person, determined on a consolidated basis in accordance with GAAP.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

“Effectiveness Date” shall have the meaning given to such term in the Registration Rights Agreement.

“Effectiveness Period” shall have the meaning given to such term in the Registration Rights Agreement.

“Escrow Agreements” means those certain Escrow Agreements between the Company and ATPA dated as of the closing date pursuant to which the Company has placed the Escrow Amount into escrow to be released to the stockholders of ATPA upon the satisfaction of certain conditions contained therein.

“Escrow Amount” means the $3,500,000 placed in escrow by the Company pursuant to the Escrow Agreements and in connection with the Acquisition.

“Event of Default” shall have the meaning set forth in Section 9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (i) Consolidated EBITDA of such Person and its Subsidiaries for such period minus Capital Expenditures made by such Person and its Subsidiaries during such period to (ii) the sum of (A) all principal of indebtedness (including any earn-outs from acquisitions) of such Person and its Subsidiaries scheduled to be paid or prepaid during such period plus (B) Consolidated Interest Expense of such Person and its Subsidiaries for such period paid in cash, plus (C) income taxes paid or payable by such Person and its Subsidiaries during such period.

“Fundamental Transaction” shall have the meaning set forth in the Warrant.

“Late Fees” shall have the meaning set forth in the second paragraph to this Note.

“Mandatory Prepayment Amount” for any Notes shall equal the sum of (i) 125% of the principal amount of Notes to be prepaid, plus all accrued and unpaid interest thereon, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such Notes.

“Monthly Redemption” shall mean the redemption of the Note pursuant to Section 6(a) hereof.

“Monthly Redemption Amount” shall mean, as to a Monthly Redemption, 1/36th of the original principal amount in the aggregate.

“Monthly Redemption Date” means the 30th of each month, commencing June 30, 2008 and ending upon the full redemption of this Note.

“Notes” shall mean this Note and any Additional Notes issued hereunder.

“Operating Lease Obligations” means all obligations for the payment of rent in cash for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

“Original Issue Date” shall mean the date of the first issuance of the Notes or Additional Note regardless of the number of transfers of any Note or Additional Note and regardless of the number of instruments which may be issued to evidence such Note or Additional Note .

“Permitted Indebtedness” means indebtedness satisfactory to the Holders that is unsecured and subordinated to the Notes and after the incurrence of such indebtedness, on a pro forma basis, the Company would be in compliance with the covenants set forth in Section 8 hereof, for the most recently completed fiscal quarter.

“Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P 1 by Moody's or A 1 by Standard & Poor's; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's.

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of November 30, 2007 to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Primary Contracts” means one or more of the Company’s or UBPS’ contracts with Operating Engineers, Southern California Laborers, Sheet Metal National Pension Fund, Automotive Industries and Bay Area Painters.

“Qualified Financing” means an equity financing for the account of the Company in which shares of common stock, or securities, directly or indirectly, convertible into or exchangeable or exercisable for shares of common stock are issued, which financing results in cumulative aggregate proceeds to the Company of at least $15,000,000.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering among other things the resale of the Warrant Shares and naming the Holder as a “selling stockholder” thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” shall have the meaning given to such term in the Purchase Agreement.

“TBOL” means Trust Benefits Online, LLC.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

“Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. EST to 4:02 p.m. Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized-independent appraiser selected in good faith by Holders holding a majority of the principal amount of Notes then outstanding.

Section 2. Interest.

a)  Payment of Interest in Cash. The Company shall pay interest to the Holder on the aggregate and then outstanding principal amount of this Note at the rate 14% per annum, payable quarterly in arrears beginning on February 1, 2008, and each May 1, August 1, November 1, and January 1 thereafter and on the Maturity Date (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day) and on each Monthly Redemption Date (as to that principal amount then being redeemed) (each such date, an “Interest Payment Date”), in cash. Notwithstanding the foregoing, the Company, at its option, shall have the right to pay up to 2% per annum of Interest in Additional Notes upon 10 Business Days notice to the Holder so long as at such time no default or Event of Default exists.

b)  Company’s Election to Pay Interest in Additional Notes. Subject to the terms and conditions herein, the decision whether to pay the 3% Interest hereunder in Additional Notes or cash shall be at the discretion of the Company. Not less than 10 Business Days prior to each Interest Payment Date, the Company shall provide the Holder with written notice of its election to pay such portion of the interest hereunder either in cash or Additional Notes (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised). Within 5 Business Days prior to an Interest Payment Date, the Company’s election (whether specific to an Interest Payment Date or continuous) shall be irrevocable as to such Interest Payment Date. Subject to the aforementioned conditions, failure to timely provide such written notice shall be deemed an election by the Company to pay the interest on such Interest Payment Date in cash.

c)  Interest Calculations. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. Interest shall be compounded monthly. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of Notes (the “Note Register”). Except as otherwise provided herein, if at any time the Company pays interest partially in cash and partially in Additional Notes, then such payment shall be distributed ratably among the Holders based upon the principal amount of Notes held by each Holder.

d)  Late Fee. All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at the rate of 18% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) (“Late Fee”) which will accrue daily, from the date such interest is due hereunder through and including the date of payment. Notwithstanding anything to the contrary contained herein, if on any Interest Payment Date the Company has elected to pay a portion of the interest in Additional Notes and is not able to pay accrued interest in the form of Additional Notes because it does not then satisfy the conditions for payment in the form of Additional Notes set forth above, then, the Company shall pay cash.

e)  Optional Prepayment. The Company shall have the right to prepay, in cash, all or a portion of the Notes at any time after the second anniversary of the Closing Date at 110% of the principal amount thereof plus accrued interest to the date of repayment.

f)  Mandatory Repayment. If (i) the Company shall be a party to any Change of Control Transaction or Fundamental Transaction, (ii) the Company shall agree to sell or dispose any of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction) and other than a sale or sales of the assets in the ordinary course of business aggregating less than $100,000 and other than the sale or disposition of the assets of TBOL or (iii) upon a Qualified Financing, the Company will be required to offer to repay, in cash, the aggregate principal amount of the Notes at 110% of the principal amount thereof plus accrued interest to such date of repayment. Additionally, (i) any cash Escrow Amount not paid to the stockholders of ATPA (whether by failure to meet certain conditions set forth in Escrow Agreement or otherwise) and (ii) in the event that any life insurance policies owned by the Company are surrendered, the cash value received from such policies, in each case shall be offered the Holder as a repayment of principal at 110% of the principal amount thereof plus accrued interest to the date of repayment, which the Holder has the sole right to accept or reject. Notwithstanding the foregoing, in the event that UBPS has raised equity on terms satisfactory to the Holder in the gross amount of at least $10.3 million, the Company shall not be required to make the offer in respect of clause (ii) of the immediately preceding sentence upon the surrender of any of the Company’s life insurance policies.

Section 3.  Registration of Transfers and Exchanges.

a)  Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

b)  Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c)  Reliance on Note Register. Prior to due presentment to the Company for transfer of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4. Reserved.

Section 5. Reserved.

Section 6. Monthly Redemption

a)  Monthly Redemption. Beginning June 30, 2008, on each Monthly Redemption Date the Company shall redeem the Holder’s Monthly Redemption Amount plus accrued but unpaid interest, the sum of all liquidated damages and any other amounts then owing to such Holder in respect of the Note. The Monthly Redemption Amount due on each Monthly Redemption Date shall be paid in cash.

b)  Redemption Procedure. The payment of cash pursuant to a Monthly Redemption shall be made on the Monthly Redemption Date. If any portion of the cash payment for a Monthly Redemption shall not be paid by the Company by the respective due date, interest shall accrue thereon at the rate of 18% per annum (or the maximum rate permitted by applicable law, whichever is less) until the payment of the Monthly Redemption Amount, plus all amounts owing thereon is paid in full. Alternatively, if any portion of the Monthly Redemption Amount remains unpaid after such date, the Holders subject to such redemption may elect, by written notice to the Company given at any time thereafter, to invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary.

Section 7. Negative Covenants. So long as any portion of this Note is outstanding, the Company and UBPS will not and will not permit any of its Subsidiaries to directly or indirectly:

a)  other than Permitted Indebtedness, enter into, create, incur, assume or suffer to exist any indebtedness or liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom that is senior to, subordinated to or pari passu with, in any respect, the Company’s obligations under the Notes, other than the subordinated promissory note on terms approved by the Purchasers issued in lieu of funding up to $2.5 million of the Escrow Amount ;

b)  amend its articles of incorporation, create or amend any certificate of designations, bylaws or other charter documents;

c)  repay, repurchase or offer to repay, repurchase, make any payment in respect of or otherwise acquire any of its Common Stock, Preferred Stock, or other equity securities or other subordinated debt, other than to the extent permitted or required under the Transaction Documents or as otherwise permitted by the Transaction Documents; provided, the Company shall be entitled to make payments required under the subordinated promissory note referred to in subsection 7 (a) above in accordance with its terms;

d)  make any loan, advance, guarantee obligations, offer, other extension of credit or capital contributions to, or hold or invest in, or purchase or otherwise acquire any shares of the capital stock, bonds, notes, debentures or other securities of, or make any other investment in, any other Person, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) investments existing on the date hereof, as set forth on Disclosure Schedule, but not any increase in the amount thereof as set forth in such Disclosure Schedule or any other modification of the terms thereof; (ii) Permitted Investments; (iii) acquisitions on terms satisfactory to the Holders, so long as pro-forma for such acquisitions the Company and UBPS are in compliance with the provisions of Sections 7 and 8 hereof; and (iv) the subordinated promissory note referred to in subsection 7(a) above;

e)  make Capital Expenditures in excess of (i) $375,000 for the period commencing on the closing date and ending on April 30, 2008, (ii) $1,395,000 for the period commencing on May 1, 2008 and ending April 30, 2009, and (iii) $1,000,000 for the period commencing on May 1, 2009 and ending April 30, 2010 and the period beginning on May 1, 2010 and ending on the maturity date;

f)  create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (i) to pay dividends or to make any other distribution on any shares of capital stock of such Subsidiary owned by the Company (or UBPS) or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any indebtedness owed to the Company (or UBPS) or any of its Subsidiaries, (iii) to make loans or advances to the Company (or UBPS) or any of its Subsidiaries or (iv) to transfer any of its property or assets to the Company (or UBPS) or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing;

g)  engage in any transactions with any officer, director, employee or any affiliate of the Company, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company or UBPS, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $10,000 other than (i) for payment of salary or consulting fees for services rendered pursuant to such person’s employment agreement existing on the date hereof, (ii) for other employee benefits pursuant to the Company’s or UBPS’ stock option plan as in existence on the date hereof, (iii) any payments in connection with the Acquisition Agreement or any documents executed in connection therewith or contemplated thereby, and (iv) issuance of the Performance Incentive Shares to the extent that the Company satisfies the budgeted performance criteria approved by the Purchasers. Notwithstanding the foregoing, all payments of cash or securities in excess of $25,000 to such parties in regard to bonuses to such party’s base salary, pursuant to equity incentive or stock option plans or in regard to reimbursements of expenses or fringe benefits shall be subject to the approval of the Purchasers; or

h)  create or acquire any Subsidiary after the date hereof unless (i) such Subsidiary is a wholly-owned Subsidiary of the Company or UBPS and (ii) such Subsidiary becomes party to the Security Agreement and the Guaranty (either by executing a counterpart thereof or an assumption or joinder agreement in respect thereof) and, to the extent required by the Purchaser, satisfied each condition of this Agreement and the Transaction Documents as if such Subsidiary were a Subsidiary on the Closing Date;

i)  enter into any agreement with any holder of the Company’s or UBPS’ securities without the prior written consent of the Holder;

j)  re-price, cancel and reissue or otherwise amend any option or warrant in a manner that would have the effect of lowering the exercise price of such option or warrant;

k)  effectuate any forward or reverse stock split: and

l)  enter into any agreement with respect to any of the foregoing.

Section 8.  Other Covenants.

a)  Within sixty days from the Closing Date, the Company will obtain (i) a key man life insurance policy on the life of Richard Stierwalt (the “Key Man Policy”) in an amount not less than the aggregate principal amount of the Notes, naming the Note Holders as beneficiaries and (ii) a director’s and officer’s liability policy (the “D&O Policy”) in an amount not less than the aggregate principal amount of the Notes.

b)  So long as any principal or interest on the Notes shall remain unpaid, the Company (including UBPS) and its Subsidiaries shall not permit the ratio of Consolidated Total Indebtedness as of the end of any fiscal quarter to Consolidated EBITDA of the Company and its Subsidiaries for the four (4) consecutive fiscal quarters of the Company and its Subsidiaries (the “Leverage Ratio”) ending on such date to be greater than 2.6x.

Provided, however, that for the fiscal quarter ended January 31, 2008, the Consolidated EBITDA shall be calculated as four-thirds the Consolidated EBITDA for the prior three consecutive fiscal quarters.

c)  So long as any principal or interest on the Notes shall remain unpaid, the Company and its Subsidiaries shall not permit the Fixed Charge Coverage Ratio of the Company (including UBPS) and its Subsidiaries for each period of four (4) consecutive fiscal quarters of the Company (including UBPS) and its Subsidiaries for which the last quarter ends on a date set forth below to be less than the amount set forth opposite such date:

Fiscal Quarter End	Fixed Charge Coverage Ratio
January 31, 2008	1.38
April 30, 2008	1.40
July 31, 2008	1.20
October 31, 2008	1.06
January 31, 2009	0.94
April 30, 2009	0.86
July 31, 2009	0.88
October 30, 2009	0.91
January 31, 2010	0.94
April 30, 2010	0.97
July 31, 2010	1.01
October 31, 2010	1.05
January 31, 2010	1.09
April 30, 2010	1.13

Provided, however, that for the fiscal quarter ended January 31, 2008, the Consolidated EBITDA shall be calculated as four-thirds the Consolidated EBITDA for the prior three consecutive fiscal quarters.

In addition, Consolidated Interest Expense for such periods shall be determined on a pro-forma basis as if the Indebtedness incurred was incurred on the first day of the period.

d)    So long as any principal or interest on the Notes shall remain unpaid, the Company (including UBPS) and its Subsidiaries shall achieve a Consolidated EBITDA for the four (4) consecutive fiscal quarters of the Company ending on the date set forth below equal to or greater than the amount set forth opposite such date.

Fiscal Quarter End	Minimum Consolidated EBITDA
January 31, 2008	$3,168,300
April 30, 2008	$3,211,500
July 31, 2008	$3,639,680
October 31, 2008	$4,035,550
January 31, 2009	$4,342,130
April 30, 2009	$4,664,610
July 31, 2009	$4,863,990
October 30, 2009	$5,023,560
January 31, 2010	$5,183,280
April 30, 2010	$5,343,150
July 31, 2010	$5,553,170
October 31, 2010	$5,763,200
January 31, 2011	$5,973,230
April 30, 2011	$6,183,250

Provided, however, that for the fiscal quarter ended January 31, 2008, the Consolidated EBITDA shall be calculated as four-thirds the Consolidated EBITDA for the prior three consecutive fiscal quarters.

e) Within thirty (30) calendar days after the end of each such fiscal quarter, the Company shall deliver to Holder’s General Counsel a certificate from its Principal Accounting Officer certifying compliance with the ratios set forth in 8(b), 8(c) and 8(d) above (including the calculations evidencing such compliance).

  f) On or prior to January 31, 2008, UBPS shall have sold TBOL on terms satisfactory to the Purchasers, including having retained at least 40% of the equity thereof and having no further liabilities or further funding obligations therewith.

Section 9. Events of Default.

a)  “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.  any default in the payment of (A) the principal of amount of any Note, or (B) interest (including Late Fees) on, or liquidated damages in respect of, any Note, in each case free of any claim of subordination, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured, within 3 Business Days;

ii.  the Company or UBPS shall fail to observe or perform any other covenant or agreement contained in this Note or any of the other Transaction Documents which failure is not cured, if possible to cure, within the earlier to occur of (A) 5 Business Days after notice of such default sent by the Holder or by any other Holder and (B) 10 Business Days after the Company shall become or should have become aware of such failure;

iii.  a default or event of default (subject to any grace or cure period provided for in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents other than the Notes, or (B) any other material agreement, lease, document or instrument to which the Company, UBPS or any Subsidiary is bound, which default, solely in the case of a default under this clause (B) above, is not cured, within 10 Trading Days;

iv.  any representation or warranty made herein, in any other Transaction Document, in any written statement pursuant hereto or thereto, or in any other report, financial statement or certificate made or delivered to the Holder or any other holder of Notes shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v.  either of (i) the Key Man Policy (once obtained) or (ii) the D&O Policy shall lapse, no longer be in full force and effect or have its face-value reduced;

vi.  any of the Company’s Primary Contracts shall be terminated, for any reason and not renewed within 60 days of such termination on terms that would be materially adverse to the company ;

vii.  a judgment is rendered in respect of (a) litigation claims against ATPA for acts incurred prior to the Closing Date in an amount exceeding the Escrow Amount or (b) litigation claims against ATPA or UBPS for acts incurred after the Closing Date in an amount exceeding $250,000;

viii.  (i) the Company, UBPS or any of its Subsidiaries shall commence, or there shall be commenced against the Company, UBPS or any such Subsidiary, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company, UBPS or any Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company, UBPS, or any Subsidiary thereof or (ii) there is commenced against the Company, UBPS, or any Subsidiary thereof any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or (iii) the Company, UBPS, or any Subsidiary thereof is adjudicated by a court of competent jurisdiction insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or (iv) the Company, UBPS, or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or (v) the Company, UBPS, or any Subsidiary thereof makes a general assignment for the benefit of creditors; or (vi) the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (vii) the Company, UBPS, or any Subsidiary thereof shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (viii) the Company, UBPS, or any Subsidiary thereof shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (ix) any corporate or other action is taken by the Company, UBPS, or any Subsidiary thereof for the purpose of effecting any of the foregoing;

ix.  the Company, UBPS, or any Subsidiary shall default in any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding $100,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

x.  the Company or UBPS shall redeem or repurchase any of its outstanding shares of Common Stock or other equity securities of the Company;

xi.  any of the Security Agreement or the Guarantee shall cease to be in full force and effect, and

xii.  UBPS shall not have raised at least $2.5 million of equity to fund the balance of the Escrow Amount by December 31, 2008

b)  Remedies Upon Event of Default. If any Event of Default occurs, the full principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash. The aggregate amount payable upon an Event of Default shall be equal to the Mandatory Prepayment Amount. Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at the rate of 18% per annum, or such lower maximum amount of interest permitted to be charged under applicable law. All Notes for which the full Mandatory Prepayment Amount hereunder shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 10. Miscellaneous.

a)  Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, facsimile number 203-254-0069, Attn: Richard Stierwalt, Chief Executive Officer, or such other address or facsimile number as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)  Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth herein.

c)  Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

d)  Security Interest. This Note is a direct debt obligation of the Company and, pursuant to the Security Agreement is secured by a first priority perfected security interest in all of the assets of the Company for the benefit of the Holders.

e)  Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

f)  Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

g)  Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

h)  Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i)  Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

j)  Seniority. This Note is senior in right of payment to any and all other indebtedness of the Company.

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IN WITNESS WHEREOF, the Company and UBPS has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

ASSOCIATED THIRD PARTY ADMINISTRATORS

/s/ Richard Stierwalt
Name: Richard Stierwalt
Title: Chief Executive Officer.

UNITED BENEFITS & PENSION SERVICES, INC.

/s/ Richard Stierwalt______________________
Name: Richard Stierwalt
Title: Chief Executive Officer